Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director of Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Brian J. Dunn, President and COO of Best Buy, To Assume Role of CEO

A 23-year veteran of the company, Dunn will succeed Brad Anderson, who retires in June 2009

MINNEAPOLIS, Jan. 21, 2009 – Best Buy Co., Inc. (NYSE: BBY), a leading consumer electronics retailer, reported today that its board of directors has appointed Brian J. Dunn to the position of chief executive officer, as part of the company’s succession plan. The appointment is effective on June 24, 2009. Dunn, age 48, currently is the company’s president and chief operating officer. Concurrent with his promotion, Dunn also is anticipated to be appointed to the company’s board of directors and will stand for election at the 2010 regular meeting of shareholders.

In addition, the company reported that Bradbury H. Anderson, vice chairman and CEO, intends to retire as CEO on June 24, 2009, when the company holds its regular meeting of shareholders. Upon his retirement, Anderson, age 59, intends to complete his term as a vice chairman of the board of directors to ensure both a smooth transition for Dunn and continuity with the company’s successful strategy of customer centricity.

During his tenure as president and COO, Dunn drove the company’s domestic business to new highs in terms of market share, employee retention, vendor relationships and customer satisfaction scores. He established himself as a powerful brand representative, strong motivator of employees, and decisive architect of dramatic organizational changes. A well respected leader, he ascended to the role of president three years ago, following an established record of successfully expanding the Best Buy brand into new markets for the company. For example, he launched the company’s northeast territory, the beachhead for what ultimately became the company’s east coast division, which Dunn later headed as well.

Dunn has excelled in differentiating Best Buy from the competition and enhancing performance at more than 1,000 consumer electronics stores in the United States. The domestic stores, the Geek Squad, and the company’s marketing, customer experience and merchant functions all currently report to Dunn. He also is personally involved with managing key vendor relationships, including many of the company’s manufacturing partners in Asia.

Dunn’s career is a remarkable journey from store associate in 1985, to his current leadership role. When Dunn joined Best Buy in 1985, the company operated only a dozen stores. His career in the 23 years since then has been a reflection of the company itself – confident, optimistic and unafraid to grow and take on new challenges. In 1989 Dunn became a store manager and in 1990, a district manager in Minnesota. The New Jersey native, who has spent most of his life living in Minnesota, was promoted again in 1996 and 1998 before becoming senior vice president of division 3 retail sales, which encompassed all of Best Buy’s East Coast operations, in 2000. He was named executive vice president of U.S. retail in 2002, was made president of retail - North America in 2004, and advanced to president and COO of the company in 2006.

Richard M. Schulze, chairman of Best Buy, said, “Brian has demonstrated a rare ability to connect with people and inspire them to work together to accomplish extraordinary things. Dunn is a product of – and a steward of – a unique culture at Best Buy that continues to drive the company’s performance. We’re pleased and excited that Brian has accepted this new role and will be leading our company through future challenges and toward new and exciting opportunities ahead.”

Anderson, in commenting on the timing of his retirement, said, “I’ve always wanted to leave the organization at the right interlude: when I saw a new leader ready to take the organization to a new level, higher than I could take it myself. For many months, I’ve felt that Brian was fully prepared to be CEO. Based on his readiness and the journey we’re about to begin, I’ve concluded that this is the right time for my story as CEO naturally to end, and Brian’s story to begin. Furthermore, this timing for my retirement is consistent with my personal goals and in accordance with our succession plan. The best part is anticipating the great joy ahead of seeing where his story arc goes, and how that transforms the company.”

Anderson continued, “Brian has helped breed a fierce company loyalty among Best Buy employees. He also has fostered an organizational ability to adapt to change quickly and positively. Those will be tremendous assets for him as he assumes the role of CEO.”

Dunn, in addition to serving in his current role with Best Buy, is active as a member of the board of directors of Dick’s Sporting Goods. His community service includes membership on the boards of the Greater Twin Cities United Way and the Best Buy Children’s Foundation.

Dunn Focuses on the Work Ahead

Dunn, in commenting on his promotion, said, “Brad Anderson had the vision and fortitude to flip this company’s focus, from the products we sell to the customers we serve. But in many respects – and I know Brad agrees with this – the work is just beginning. We believe that the promise of technology has never been greater to help people realize their dreams. This thing we call ‘technology’ is really a constant backdrop in people’s lives, at home, at work, on the road, and literally in the palms of their hands. We call it the ‘connected world,’ and, as exciting as it is, it’s also increasingly complex, and difficult to keep pace with.

“We believe that’s where we come in. Because of the work Brad has led, Best Buy has earned the opportunity to play a unique role in the lives of people – helping them unlock the promise of technology. We also believe the value we can bring to people is timeless and universal, applicable literally around the world.”

He concluded, “I’m honored and excited to lead the next chapter in this company’s amazing story.”

No decision was immediately made about filling the vacancy that will be created in June by Dunn’s promotion.

Company Notes Anderson’s Contributions

Anderson has served as CEO for seven years and was only the company’s second CEO, after founder Richard M. Schulze. During Anderson’s tenure, the company increased its annual revenue from $17.7 billion in fiscal 2002 to $40.0 billion in fiscal 2008. Over the same period, its net earnings enjoyed a compounded annual growth rate of 16.5 percent. Its store count grew from nearly 600 locations in the U.S. and Canada in fiscal 2002 to nearly 3,900 locations in 13 countries today.

Anderson was the chief architect of the company’s successful customer centricity strategy, which also is attributed to increasing the company’s market share and expanding its operating income rate. The three core philosophies of customer centricity include inviting each employee to contribute their unique ideas and experiences in service of customers; treating customers uniquely and honoring their differences; and meeting customers’ unique needs end to end.

“Brad’s vision for our company brought our employees together, and helped us significantly improve the customer experience. The best way we can thank Brad for his contributions as our leader is to continue to drive toward that vision. Brad’s role on Best Buy’s board continues to reinforce the unique and special culture we strive to protect,” said Schulze.

Anderson added, “After 30 some years with the company, I have built relationships I highly value with our employees, our vendors, our communities and our investors. I hope to tap those insights as a board member, while assuring a smooth transition and beginning to enjoy my retirement.”

Company to Host Conference Call for Investment Community

Best Buy will host an investor conference call today to discuss this announcement at noon Central Time (1 p.m. Eastern Time). Investors and analysts who would like to participate should call 800-257-6566 domestically or 303-262-2161 internationally at least 15 minutes prior to the call. No pass code is required, but callers will be asked to identify their name and company. Additionally, this call will be accessible via live audio webcast on the Best Buy Investor Relations page at http://www.BestBuy.com. Click on the “For Our Investors” link to access the Investor Relations pages.

The call is exclusively for the investment community. Members of the news media are asked to participate strictly in a listen-only mode.

For those investors who are unable to participate in the live call, there will be a replay available starting at approximately 2:00 p.m. CST on Jan. 21, 2009, through the close of business on Jan. 28. Investors and reporters interested in listening to the recording may call 800-405-2236 domestically or 303-590-3000 internationally. The post-call replay PIN number is 11125596.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other filings made from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales Kitchen, Bath and Electronic Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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